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Exhibit 8.1

OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

October 19, 2009

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112

Ladies and Gentlemen:

        We have acted as special tax counsel to Liberty Media Corporation ("Liberty Media") in connection with the split-off (the "Split-Off") of Liberty Entertainment, Inc. ("LEI") and the contribution by Mr. John C. Malone, Mrs. Leslie Malone, The Tracy L. Neal Trust and The Evan D. Malone Trust (the "Malones," and such contribution, the "Malone Contribution") of the Series B LEI common stock held by the Malones in exchange for Class B common stock of DIRECTV ("Holdings"), a newly formed and direct wholly-owned subsidiary of The DirecTV Group, Inc. ("DTV") followed by the merger of DTVG Two, Inc., a newly formed and direct subsidiary of Holdings, within and into LEI, with LEI surviving as a direct wholly-owned subsidiary of Holdings (together with the Malone Contribution, the "LEI Transactions"). In rendering our opinion set forth herein, we have examined and relied upon, without independent investigation or verification, the facts, information, statements, covenants, representations and warranties contained in the originals or copies, certified or otherwise identified to our satisfaction, of (i) the Definitive Proxy Statement on Schedule 14A of Liberty Media (the "Proxy Statement") and Amendment No. 6 to the Registration Statement on Form S-4 of LEI (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), including all exhibits and enclosures thereto (including, without limitation, the Agreement and Plan of Merger, by and among Liberty Media, LEI, DTV, Holdings, DTVG One, Inc. and DTVG Two, Inc., dated as of May 3, 2009, as amended, and the exhibits attached thereto (the "Merger Agreement") and the Voting and Right of First Refusal Agreement by and among LEI, DTV, Holdings and the Malones, dated as of May 3, 2009, as amended, and the exhibits attached thereto (the "Malone Agreement"), (ii) such other documents and records as we deem necessary or appropriate as a basis for this opinion, and (iii) certain other statements made by Liberty Media, LEI and The DirecTV Group, Inc. We have also examined and relied upon, without independent investigation or verification, the initial and continuing accuracy and completeness of the facts, information, statements, covenants, representations and warranties contained in the originals or copies, certified or otherwise identified to our satisfaction, of the request by Liberty Media for rulings regarding the Split-Off from the Internal Revenue Service (the "IRS"), as subsequently supplemented from time to time, including all exhibits and enclosures thereto (the "Ruling Request").

        Our opinion assumes and is conditioned on, among other things, the initial and continuing accuracy and completeness (which we have neither investigated nor verified) of the facts, information, statements, covenants, representations, warranties and agreements set forth in the documents referred to above. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic or facsimile copies and the authenticity of the originals of such documents. We also have assumed that the Split-Off and the LEI Transactions will be consummated in the manner contemplated by the Merger Agreement and the Malone Agreement and as described in the Proxy Statement, the Registration Statement and

the Ruling Request, and that none of the terms and conditions contained therein will have been waived or modified in any respect.

        In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), published rulings and procedures of the IRS, published judicial decisions, and such other authorities as we have considered relevant, in each case, as in effect on the date hereof. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. No assurances can be given that the IRS will not assert a position contrary to one or more of the conclusions set forth in our opinion or that a court will not agree with the IRS's position. A change in any of the authorities upon which our opinion is based could affect one or more of our conclusions as stated herein. We undertake no responsibility to advise you of any future change in the matters stated herein or in the federal income tax laws or the application or interpretation thereof.

        Based solely upon and subject to the foregoing and the qualifications set forth in the Proxy Statement and the Registration Statement, under current United States federal income tax law:

  The discussion contained in the Proxy Statement and the Registration Statement under the caption "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES," insofar as it summarizes United States federal income tax law, is our opinion.

        Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Split-Off and the LEI Transactions. This opinion has been prepared for you in connection with the Split-Off and the LEI Transactions, the Proxy Statement and the Registration Statement and may not be relied upon by anyone other than you and the holders of Liberty Entertainment common stock without our prior written consent. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the captions "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES" and "LEGAL MATTERS" in the Proxy Statement and the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

        The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,
/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Skadden, Arps, Slate, Meagher & Flom LLP

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  Exhibit 8.1
OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
  October 19, 2009